Exhibit 7.1

Project Neptun

MFPA Shipping Portfolio

Execution Version

MASTER FUNDED SUB-PARTICIPATION AND TRUST

(VEREINBARUNGSTREUHAND) AGREEMENT

PROJECT NEPTUN

Master Funded Sub-Participation Agreement

Shipping Portfolio

entered into by and between

1.

HSH Nordbank AG, a joint stock corporation under German law, registered in the commercial registers of the local court (Amtsgericht) of Hamburg under HRB 87366 as well as the local court of Kiel under HRB 6127 KI hereinafter Grantor,

2.

Promontoria North Shipping Designated Activity Company, a Designated Activity Company, incorporated in Ireland with registered number 628792, and having its registered office at 28 Fitzwilliam Place, Dublin 2, Ireland hereinafter the Participant,

together the Parties and each of them a Party.

Table of Contents

Recitals		4

1.	Interpretation and Construction	5

2.	Funded Participation	10

3.	Grantor’s Rights and Obligations	12

4.	Payments Administration	14

5.	Information	16

6.	Status of Participation	17

7.	Confirmation of Receipts	20

8.	Refunds	20

9.	Binding Amendments and Debt Restructuring	21

10.	Set-Off and Counterclaim	22

11.	Participant’s Acknowledgments	22

12.	Expenses and Indemnity	23

13.	Receiving Accounts	23

14.	Assignment and Transfer	24

15.	Termination	26

16.	Confidentiality	27

17.	Limitation period	27

18.	Notices	27

19.	Authorized Representative of the Participant	29

20.	Governing Law and Jurisdiction	30

21.	Severability	30

Annex 1: Form of Transfer Certificate		31

Annex 2: List of Relevant Sub-Participation Portfolio Items		33

Recitals

(A)

The Grantor as Seller and Promontoria Holding 260 B.V. (the “Purchaser”) have signed the Loan Sale and Purchase Agreement (as defined below) on 28 February 2018 (the “Signing Date”), as amended from time to time, by virtue of which the Seller sold and the Purchaser bought the Portfolio Items.

(B)	The Purchaser has designated the Participant as Transferee with respect to the Shipping Portfolio.

(C)

The Parties herewith intent to execute the sub-participation agreement                                                                   in respect of the Sub-Participation Portfolio Items relating to the Shipping Portfolio Entities as listed in Annex 2 to this Agreement (the “Relevant Sub-Participation Portfolio Items”; the “Agreement” or “Master Funded Sub-Participation Agreement”).

(D)

By virtue of this Master Funded Sub-Participation Agreement the Parties intend that (i) commercial title (wirtschaftliches Eigentum within the meaning of § 39 para. 2 No. 1 of the German Tax Code (Abgabenordnung) as well as § 246 para. 1, 2nd sentence, 2nd subsentence of the German Commercial Code (Handelsgesetzbuch)) to the Relevant Sub-Participation Portfolio Items shall pass from the Grantor to the Participant by way of a trust agreement (Vereinbarungstreuhand) and (ii) the Grantor shall retain legal title (rechtliche Inhaberschaft) to the Relevant Sub-Participation Portfolio Items for the account of the Participant                                                                                   .

(E)

                                                                                                                                                To the extent and as long as legal title (rechtliche Inhaberschaft) of Sub-Participation Portfolio Items has not passed from the Grantor to the Participant, such Sub-Participation Portfolio Items shall be subject to the Master Funded Sub-Participation Agreement from (and including) the Closing Date of the Loan Sale and Purchase Agreement up to (and including) a Completion Date provided that such is occurring to the respective Sub-Participation Portfolio Item. The Participant may also instruct the Grantor to transfer the legal and beneficial title of any Relevant Sub- Participation Portfolio Item to an Assignee in accordance with the provisions of this Agreement.

(F)

As from the Closing Date, the Participant as the economic owner will be responsible for the servicing in respect of all Portfolio Items, including those which are sub-participated pursuant to this Agreement

THEREFORE IT IS AGREED as follows

1.	Interpretation and Construction

1.1	Interpretation

In this Master Funded Sub-Participation Agreement words and expressions shall (unless otherwise expressly defined in this Master Funded Sub-Participation Agreement) have the meaning given to them in the Loan Sale and Purchase Agreement (as if any references in such words and expressions to “Seller” were to “Grantor” and as if any references in such words and expressions to “Purchaser” were to “Participant”, and for the avoidance of doubt, references to the “Participant” shall be deemed to be references to the “Assignee” or “Transferee” where an Assignee or Transferee (as the case may be) has been designated by the Purchaser) and:

“Agents” means any facility, security or other agent, trustee, representative or coordinator under the Relevant Portfolio Documentation and “Agent” shall be construed accordingly.

“Ancillary Rights and Claims” means, in respect of a Funded Participation, all claims, suits, causes of action, rights (whether current or future, existing or arising, independent or dependent to establish, alter, or terminate legal relationships (Gestal-tungsrechte), including the termination right in connection with the relevant Loans and other Relevant Sub-Participation Portfolio Items) and any other right of the Grantor (including where such claims and other rights have been acquired by the Grantor from predecessors-in-title), whether known or unknown, against any Obligor, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other person but only to the extent that they are based upon, arise out of or relate to the Relevant Sub-Participation Portfolio Items held by the Grantor in its capacity as Lender, including all respective claims, suits, causes of action, and any other right of the Grantor against any auditor, legal, tax, financial or other professional advisor, or other person arising under or in connection with the Relevant Portfolio Documentation in respect of Relevant Sub-Participation Portfolio Items.

“Binding Amendment and Debt Restructuring” means in respect of each Funded Participation:

(a)

any amendment or waiver of any term of the Relevant Portfolio Documentation applicable to such Funded Participation or any refinancing of the indebtedness of any Obligor under any such Relevant Portfolio Documentation in each case made in accordance with the terms of such Relevant Portfolio Documentation; or

(b)

any rescheduling, restructuring or re-organisation of or the entry into any written standstill agreement or similar written arrangements in respect of the indebtedness (or of any class of the indebtedness) of any relevant Obligor following the Closing Date which satisfies the following tests:

(i)	the holders of more than half of that indebtedness or of any class of that indebtedness participate in or agree to the same; and

(ii)

the same arises in accordance with applicable law in relation to any actual or purported insolvency, payments difficulty, moratorium, exchange control or transfer restrictions, withholding of foreign currency payments or similar circumstance.

“Borrower” means the respective person, persons, entity or entities described as borrower and/or obligor and/or debtor or similar of a Participated Tranche in the Relevant Portfolio Documentation in relation to a Funded Participation.

“Cash Distribution” means any cash payment including:

(a)	any repayment or prepayment of principal;

(b)

any Interest paid in respect of a Loan, or default interest paid whether accrued on a Loan, on any interest or on any other amount in respect of which the Participant has made a payment under Clause 3; and

(c)	any commission, recurring or non-recurring fees, insurance proceeds or any other amount relating to:

(i)	any Loan, any Participation Commitment or any Portfolio Collateral; or

(ii)	any Ancillary Right and Claim,

in each case, received by the Grantor from or on behalf of an Obligor in its capacity as Lender on or after the Closing Date whether by way of actual payment, the exercise of any right of set-off or otherwise.

“Commitment” means, in relation to any Participated Tranche, the aggregate of the Grantor’s drawn                                       and undrawn commitment from time to time under that Participated Tranche as of the Closing Date.

“Credit Agreement” means the facility, loan or credit letter or agreement to which the Funded Participation relates.

“Funded Participation” has the meaning given to it in Clause 2.

“Grantor” has the meaning given to it in the caption.

“Guarantor” means, in respect of each Participated Tranche or Loan, any person who has given a guarantee                                                          , indemnity, security interest or other assurance against loss to the Grantor (or any person acting on the Grantor’s behalf) in respect of any obligations of any Borrower to the Grantor in relation to such Participated Tranche or Loan.

“Interest” means, unless the context otherwise requires, all interest (including any default interest accrued but not capitalised) received by or accruing to the Grantor in respect of any Loan.

“Lender” means, in respect of each Funded Participation, each person originally named as a lender and/or creditor and/or beneficiary or similar in the Credit Agreement and/or Other Portfolio Agreement applicable to such Funded Participation and its successors and assignees from time to time.

“Loan” means the principal amount of any borrowing made or to be made by any Borrower from the Grantor under a Participated Tranche                                                                                                or the principal amount outstanding of that borrowing.

“Loan Sale and Purchase Agreement” means the loan sale and purchase agreement executed by the Parties on the Signing Date.

“Non-Cash Distribution” means, in respect of each Funded Participation, (i) any note, debenture or other financial instrument, non-cash asset or right (including, without limitation, any Portfolio Collateral or other non-cash asset or right relating to any Portfolio Collateral), whether in the nature of debt, equity or otherwise and which, in each case, is to be issued to or otherwise acquired by the Grantor, and (ii) legal title to, or any legal or contractual right to acquire or use all or any part of any Portfolio Collateral (and related contractual rights) or any other type of asset to be transferred to the Grantor by any person, in each case issued to or acquired by the Grantor in satisfaction or purported satisfaction of any obligation (in whole or in part) of an Obligor to make any payment (or repayment as the case may be) or distribution with respect to any Participated Tranche or Loan or Portfolio Collateral applicable to such Funded Participation, or any part of any such Participated Tranche or Loan or any related guarantee or security interest, or any Interest, commission or fees payable in respect of any such Participated Tranche or Loan or Portfolio Collateral or any part of any such Participated Tranche or Loan.

“Obligor” means any Borrower or Guarantor.

“Other Portfolio Agreement” means any agreement to which the Funded Participation relates other than a Credit Agreement.

“Participant” has the meaning given to it in the caption.

“Participant’s Direction” has the meaning given to it in Clause 6.2(b).

“Participant’s Global Proportion” means, in respect of each Funded Participation, the proportion (expressed as a percentage) borne by the aggregate of the Participation Commitments in respect of all Participated Tranches applicable to that Funded Participation to the aggregate of all the Grantor’s drawn and undrawn commitment under the Credit Agreement and/or the Other Portfolio Agreement to which such Funded Participation relates.

“Participant’s Proportion” means, in relation to any Participated Tranche, the proportion (expressed as a percentage) borne by the relevant Participation Commitment to the relevant Commitment.

“Participated Tranche” means any Tranche in respect of which the Participant is granted a participation under a Funded Participation.

“Participation” means the participation in the funding of a Loan or Loans accepted by the Participant under a Funded Participation.

“Participation Commitment” means, in relation to any Participated Tranche, the amount outstanding under that Participated Tranche, if applicable, less an amount equal to the Participant’s Proportion of any amount of the Commitment under that Participated Tranche cancelled or permanently reduced from time to time pursuant to the relevant Credit Agreement and/or Other Portfolio Agreement.

“Parties” has the meaning given to it in the caption.

“Party” has the meaning given to it in the caption.

“Payee” has the meaning given to it in Clause 4.5.

“Payer” has the meaning given to it in Clause 4.5.

“Receiving Account” means, in respect of any Funded Participation, the account of a Party designated as its Receiving Account as set out in Clause 13 or such other account as a Party may notify to the other Party from time to time.

“Relevant Portfolio Documentation” means (i) the Credit Agreement and (ii) the Other Portfolio Agreement, both (i) and (ii) including all schedules and appendices, any amendments, supplements, accessions, waivers or variations to it and all guarantee, security, intercreditor, fee, subordination, standstill, common terms, contingent funding or indemnity agreement, letter of credit, performance bond and restructuring documentation only to the extent relating to the Credit Agreement or, respectively, the Other Portfolio Agreement.

“Relevant Costs and Expenses” means, in respect of any Funded Participation, reasonably incurred and properly documented costs or expenses which the Grantor incurs including but not limited to, for the avoidance of doubt, (i) expenses reimbursed to third parties and (ii) VAT, stamp duties, withholding taxes (to the extent withholding taxes have not already decreased the Cash Distributions), (iii) expenses, costs, charges or any other payment obligation resulting from or arising in connection with any pending litigation pursued or continued by the Grantor in respect of a Funded Participation, (iv) any expenses, costs or other payment obligations resulting from or arising in connection with any directions or instructions made by the Participant to the Grantor pursuant to this Agreement (v) other similar charges incurred by the Grantor as a result of the performance of its obligations under this Agreement or otherwise in respect of

Funded Participations or any measure relating thereto but excluding, for avoidance of doubt, any VAT that can actually be recovered or deducted by the Grantor in line with Grantor’s past practice as well as corporate and/or trade taxes levied on the Seller in the course of the annual tax assessment (including, for the avoidance of doubt, prepayments (Einkommensteuer-, Körperschaftsteuer- und Gewerbesteuervorauszahlungen or respective non German taxes if applicable) and subsequent amendments of the annual tax assessments) after the Closing Date as a result of or in connection with (a) the Relevant Portfolio Documentation applicable to such Funded Participation, (b) any action or inaction pursuant to Clause 6.2 applicable to such Funded Participation or (c) any failure by the Participant to observe and perform any of the obligations contained in this Master Funded Participation Agreement that are to be performed and observed by the Participant                                                      .

“Spot Rate of Exchange” means where an amount in one currency is to be converted into a second currency on any date by any Party, unless the Parties otherwise agree in writing, the spot rate of exchange quoted by the Grantor for the sale by it of such second currency against a purchase by it of such first currency.

“Tranche” means any tranche or facility or similar granted to any Obligor under any Credit Agreement and/or Other Portfolio Agreement.

“Transfer” shall bear the meaning given to it in Clause 14.

“Transfer Certificate” means a transfer certificate in the form set out in Annex 1.

“Transfer Date” means, in relation to a transfer pursuant to Clause 14.4, the later of:

(a)	the date on which the Grantor signs the Transfer Certificate; and

(b)	the date specified as the Transfer Date in the Transfer Certificate.

“Transferee” shall bear the meaning given to it in Clause 14.

1.2	Construction

(a)	In this Master Funded Sub-Participation Agreement unless the contrary intention appears, a reference to:

(i)	“includes” and “including” shall mean including without limitation;

(ii)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(iii)	the index to and the headings in this Master Funded Sub-Participation Agreement are for information only and are to be ignored in construing the same;

(iv)	a Clause or Annex is a reference to a clause or annex of this Master Funded Sub-Participation Agreement; and

(v)	a “Party” or any other person includes its successors in title, permitted assigns and permitted transferees.

(b)	Headings are for ease of reference only.

(c)

If, in relation to any Funded Participation, there is any inconsistency between this Master Funded Sub-Participation Agreement and the Loan Sale and Purchase Agreement, the Loan Sale and Purchase Agreement shall prevail, provided that the provisions                                       of the Loan Sale and Purchase Agreement shall not prejudice any rights of the Participant to give instructions to the Grantor under this Sub-Participation Agreement.

(d)	References to any document shall be references to the same as amended, varied, supplemented, replaced and restated in any manner from time to time.

(e)	A provision of law is a reference to that provision as amended or re-enacted.

2.	Funded Participation

2.1

The Parties hereby agree that as from the date of this Master Funded Sub-Participation Agreement (which coincides with the Closing Date of the Loan Sale and Purchase Agreement) the Grantor shall hold each Relevant Sub-Participation Portfolio Item to the extent not yet legally transferred to the Participant pursuant to the Loan Sale and Purchase Agreement in trust (Vereinbarungstreuhand als Geschäftsbesorgung gemäß § 675 BGB) for the Participant (the Participant’s rights following from such trust relationship in respect of such Relevant Sub-Participation Portfolio Item (and each element of each Relevant Sub-Participation Portfolio Item) a “Funded Participation”). By virtue of such Funded Participation (i) commercial title (wirtschaftliches Eigentum within the meaning of § 39 para. 2 No. 1 of the German Tax Code (Abgabenordnung) as well as § 246 para. 1, 2nd sentence, 2nd subsentence of the German Commercial Code (Handelsgesetzbuch)) to such Relevant Sub-Participation Portfolio Items shall pass from the Grantor as trustee to the Participant as trustor and (ii) the Grantor shall retain legal title (rechtliche Inhaberschafi) to such Relevant Sub-Participation Portfolio Items for the account of the Participant. Subject to the terms and conditions hereof, in respect of such Portfolio Items, all commercial benefits and burden (Nutzen und Lasten) shall be for the account of the Participant and the Grantor shall carry out the instructions of the Participant. The Grantor’s consideration as trustee shall consist of the consideration received under the Loan Sale and Purchase Agreement. For the avoidance of doubt, this Agreement shall not create a civil law partnership (BGB In-nengesellschaft).

As regards a Funded Participation being a current account facility (Kontokorrentkredite),

2.3	Settlement Amount

The Participant is obliged to pay the Purchase Price to the Grantor in respect of the Relevant Sub-Participation Portfolio Item in accordance with the provisions of the Loan Sale and Purchase Agreement.

2.4	Sums due under Relevant Portfolio Documentation

If, in respect of any Funded Participation, at any time on or after the Closing Date a sum falls due from the Grantor under the Relevant Portfolio Documentation applicable to such Funded Participation and the sum is attributable in whole or in part to any Loan or Participated Tranche applicable to such Funded Participation, then the Grantor shall notify the Participant accordingly either no later than two Business Days prior to the time at which the Grantor is required to make the payment of the sum that falls due under such Relevant Portfolio Documentation or, if the Grantor has received less than two Business Days’ notice of the requirement to make that payment under such Relevant Portfolio Documentation, upon its receipt of that notice under such Relevant Portfolio Documentation. Subject to (i) the giving of such notice and (ii) Clause 2.5 below, the Participant shall pay to the Receiving Account of the Grantor an amount equal to the relevant Participant’s Proportion of such sum in the currency and funds and in the place and time at which the Grantor is required to make the payment under the relevant Relevant Portfolio Documentation.

2.5	Excluded Liabilities

3.	Grantor’s Rights and Obligations

3.1	Receipts

Subject to Clause 3.2, the Grantor shall be entitled to receive, recover and retain all principal, Interest and other money payable:

(a)	under any Relevant Portfolio Documentation; or

(b)	in respect of the Ancillary Rights and Claims,

in relation to each Participated Tranche.

3.2	Payments

(a)

In respect of each Funded Participation, subject to Clause 4.3 and 7 and compliance by the Participant with its obligations under that Funded Participation, with effect from the Closing Date respectively the date on which this Agreement is effectively executed, the Grantor shall pay to the Participant within five Business Days of actual receipt (whether by way of actual cash payment, the exercise of any right of set-off or otherwise) of any Cash Distribution applicable to the Funded Participation an amount equal to the Cash Distribution.

(b)

The Grantor shall be entitled to deduct and retain for its account from any payment it is required to make to the Participant pursuant to Clause 3.2(a) above an amount equal to any Relevant Costs and Expenses incurred by the Grantor as of that date.

3.3	Non-Cash Distributions

In respect of each Funded Participation, subject to compliance by the Participant with its obligations under that Funded Participation, on and after the Closing Date, the Grantor shall, upon receipt of a Non-Cash Distribution, hold that Non-Cash Distribution as trustee for the Participant and shall, to the extent reasonably practicable, keep such Non-Cash Distribution separate from its other assets, and as soon as reasonably practicable at the Participant’s expense and to the extent permitted by the terms and conditions applicable to such Non-Cash Distribution, procure the transfer of the Participant’s Proportion of the Non-Cash Distribution to, and registration of the Participant’s Proportion of the Non-Cash Distribution in the name of, the Participant (or such other person as the Participant may reasonably direct). Until such registration or transfer, the Participant’s Proportion of such Non-Cash Distribution shall form part of that Funded Participation and the Grantor shall:

(a)	account to the Participant for the full economic benefit thereof; and

(b)

to the extent it is able to do so without breaching any law or the terms and conditions applicable to such Non-Cash Distribution exercise any voting rights or discretions in accordance with the written directions of the Participant, provided that such written directions are provided at least one Business Day prior to the date on which the voting rights or discretions are to be exercised (and the Grantor will not be obliged to exercise those rights and/or discretions in the absence of such written directions from the Participant) subject always to the provisions in Clauses 6.2, and 6.3 which shall apply mutatis mutandis, to such Non-Cash Distribution.

3.4	Non-attributable sums

If any sum which is received or recovered under any Relevant Portfolio Documentation is not attributable to any particular amount due under that Relevant Portfolio Documentation, that sum will be applied (after payment of any expenses incurred in its collection and to the extent possible without breaching any applicable law) by the Grantor towards the obligations of the relevant Obligor as may be required by that Relevant Portfolio Documentation or, if there is no such requirement in that Relevant Portfolio Documentation, on a pro rata basis across such obligations.

3.5	No reinvestment

In respect of each Funded Participation, subject to compliance by the Participant with its obligations under that Funded Participation, on and after the Closing Date the Grantor is not entitled to reinvest any amount received by it in respect of any Loan or Commitment applicable to that Funded Participation or the Ancillary Rights and Claims applicable to that Funded Participation, except for investments in cash or cash equivalents (where interest earned on such investments is passed to the Participant) during the settlement period, if any, from the collection date of such amounts to the date of required remittance to the Participant.

3.6	Directions of the Participant

The Grantor shall have the obligation to follow the directions of the Participant as set out in Clause 2 and Clause 6. For the avoidance of doubt, such directions may include, but are not limited to, the obligation (a) to transfer the legal title to any Relevant Sub-Participation Portfolio Item to (i) the Participant or (ii) to an Assignee, in each case, for the avoidance of doubt, in compliance with the contractual documents relating to the respective Relevant Sub-Participation Portfolio Item or (b), where a transfer is according to the reasonable opinion of the Seller and the Purchaser (both acting in good faith) not possible, to effect an undisclosed assignment of the legal title to the respective receivable to the Purchaser or an Assignee to the extent legally possible and not prohibited under the contractual documents relating to the respective receivable under the Relevant Portfolio Documentation. In the case of (b), where there is an isolated assignment of the respective receivable without an assumption of contract (or corresponding mechanism under applicable law) of the respective Credit Agreement and/or Other Portfolio Agreement, the Purchaser shall on demand (i) indemnify the Seller against all actions, proceedings, claims, costs and liabilities which the Seller or any of its Affiliates may suffer or incur directly or indirectly arising out of or relating to any residual obligations of the Seller or its Affiliate under the contractual documents relating to the respective Relevant Sub-Participation Portfolio Item and (ii) enter into a written transfer agreement confirming the Parties prior arrangement in regard to the servicing of such receivable according to the terms of the Loan Sale and Purchase Agreement.

4.	Payments Administration

4.1	Place

All payments or deposits by either Party to, or with, the other under any Funded Participation shall be made to the relevant Receiving Account of that other Party.

4.2	Funds and currency

(a)

Subject to paragraph (b) below, payments under each Funded Participation shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

(b)

Where the Grantor’s obligation to make a payment under any Funded Participation arises from receipt or recovery of any Cash Distribution, the Grantor shall make the payment in the currency and funds in which those monies were received or recovered and, if that currency is not the currency of the country where the designated Receiving Account of the Participant is located, it shall be made to the account of the Participant in the principal financial center of the country of that currency specified by the Participant.

4.3	Grantor withholding

(a)

All payments by the Grantor under each Funded Participation shall be made net of any deduction or withholding required to be made from such payments by any law, regulation or practice. If any such deduction or withholding is required to be made, the Grantor shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and then deliver to the Participant within thirty days after having received the original receipt (or certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts required to be deducted or withheld in respect of such payment. The Participant shall bear the risk of such deduction or withholding and the obligation of the Grantor (i) to pay an amount net of such deduction or withholding and (ii) to account to the relevant taxation or other authority for the amount of such deduction or withholding shall satisfy the Grantor’s obligation to make the original payment to the Participant.

(b)

The Grantor under each Funded Participation shall use its reasonable endeavours to reduce and avoid any obligation to make such deduction or withholding as is referred to in paragraph (a) above provided that Participant fully cooperates with the Grantor and provides required information, forms and evidence for such reduction and avoidance. The Grantor and the Participant have the understanding that the transactions contemplated by the Loan Sale and Purchase Agreement, including this Master Funded Sub-Participation Agreement, qualify as a true sale for German accounting and tax purposes so that any payments under this Master Funded Sub-Participation Agreement are not subject to withholding taxes. Accordingly, the Grantor will not declare and withhold any withholding tax on payments to the Participant under this Master Funded Sub-Participation Agreement unless explicitly instructed by a tax authority or explicitly required by law or a tax decree. The Grantor and the Participant shall fully cooperate with each other and their advisors in connection with any deductions or withholdings within the meaning of this Clause 4.3(b). In particular, the Grantor will inform the Participant in writing without undue delay (it being understood that an information within two weeks is timely) about an assessment of an amount within the meaning of this Clause 4.3(b) by the competent German or foreign tax authority or about any inquiry or scrutiny by a tax authority in relation to any respective tax. The Grantor will give the Participant the opportunity to participate in any such proceeding (including, but not limited to, a participation in any oral discussions and meetings with the competent tax office about the tax treatment of the transaction) and the Grantor will follow the instructions given by the Participant in relation to such proceedings. The Grantor shall not settle, concede or give otherwise its consent to the assessment of a tax within the meaning of this Clause 4.3(b) without the prior written consent of the Participant. Upon request and at the Participant’s cost, the Grantor shall challenge any assessment of tax and coordinate with the Participant any measures intended to be taken in respect of such tax. The Participant shall not be obliged to bear any amount of deduction or withholding as is referred to in paragraph (a) above if the Grantor has breached any of its obligations under the foregoing sentences 5 to 8 of this Clause 4.3(b) (the “Cooperation Obligations”). The preceding sentence 9 of this Clause 4.3(b) does not apply if (a) the Grantor complied with any written instruction given by the Participant (if any) and (b) the relevant breach of Cooperation Obligations by the Grantor has not materially negatively affected Participant’s ability to control the defence of the respective tax assessment.

4.4	Failure to remit

The Grantor shall not be:

(a)

responsible for any loss or liability arising out of its failure, or the failure of its relevant branch, owing to causes outside its control (such as, but not limited to, the imposition of foreign exchange restrictions) to remit to the Participant any amount due to it under any Funded Participation; or

(b)

except as otherwise provided in Clause 4.5, liable to remit to the Participant any amount greater than the relevant Participant’s Proportion of any amount it receives (whether by way of actual payment, the exercise of any right of set-off or otherwise) in respect of any Participated Tranche or Loan or Ancillary Rights and Claims.

4.5	Default interest

If either Party (the “Payer”) fails to pay in full any sum due from it under any Funded Participation to the other Party (the “Payee”) on the due date for payment of the sum, then interest shall accrue (as well after as before judgment) on the unpaid balance of the sum from day to day at a rate which is 2 percentage points per annum over the rate (as reasonably determined by the Payee) which is being offered by leading banks in the relevant interbank market for overnight deposits in the currency of and for an amount equal to the unpaid balance. Interest shall be payable by the Payer at the end of each day and, for the purposes of this Clause 4.5, shall constitute part of the unpaid balance to the extent it is not so paid.

4.6	Participant Commitment

In respect of each Funded Participation, subject to compliance by the Participant with its obligations under that Funded Participation, on and after the Closing Date the Grantor shall not:

(a)	(other than pursuant to Clause 15) sell, transfer or otherwise dispose of;

(b)	create any Encumbrance; or

(c)	agree to take any actions set out in paragraph (a) or (b) above,

in respect of the relevant Participation Commitment other than in favour of the Participant.

5.	Information

5.1

The Grantor shall from the Closing Date, to the extent that it is lawfully able to do so without breaching any duty of confidentiality or other obligation owed to any person without undue delay provide the Participant with copies of:

(a)

all written communications and documents (including notices) it receives or sends under the Relevant Portfolio Documentation applicable to such Funded Participation in its capacity as a Lender or as holder of any Portfolio Collateral or beneficiary of any related guarantee unless such written communication and document is immaterial; and

(b)

any written information it receives under the Relevant Portfolio Documentation in its capacity as Lender or secured party from a third party (excluding, for the avoidance of doubt, from its legal or other professional advisors) in connection with any legal proceedings including any insolvency proceedings which have been commenced against an Obligor under the Relevant Portfolio Documentation unless such written information is immaterial;

including, in each case, details of deadlines for the submission of claims; the status of any notifications to any insolvency officer; and the status of any filings of any proof of debt or other claim against any Obligor relating to the Relevant Portfolio Documentation applicable to such Funded Participation.

5.2

Clause 5.1 above shall not apply if the Participant gives written notice to the Grantor that it does not wish to receive copies of the communications and documents and information detailed in Clause 5.1(a) above.

5.3

Any written notice given by the Participant under Clause 5.2 above may be revoked by the Participant at any time in writing. If such notice is revoked, the provisions of Clause 5.1 above will apply in respect of the Funded Participation from the date on which the Grantor receives notice of the revocation.

5.4

The Grantor shall have no responsibility, neither initially nor on a continuing basis to provide the Participant with any information relating to any credit rating made by the Grantor relating to any Obligor or any other person and the Participant acknowledges that it has made and will continue to make such independent appraisal and examination of the same as it thinks necessary or advisable without reliance upon the Grantor.

5.5	Each Party agrees to provide such information to the other Party as such Party reasonably requests in order to comply with regulatory requirements.

6.	Status of Participation

6.1	Status of Participation

In respect of each Funded Participation,

(a)

the Grantor does not, by virtue of the relevant Participation, transfer or assign any rights or obligations under the Relevant Portfolio Documentation or any Ancillary Rights and Claims applicable to such Funded Participation and the Participant will not acquire from the Grantor any of its rights in rem (dingliche Rechte) in the Portfolio Items or any of its rights or obligations vis-à-vis any Obligor or other third party or in any monies or Non-Cash Distributions received by the Grantor under or in relation to such Relevant Portfolio Documentation or the Ancillary Rights and Claims. In respect of each Funded Participation, the Participant shall not be subrogated to or substituted in respect of the Grantor’s claims by virtue of any payment under that Funded Participation and the Participant shall have no direct contractual relationship with or rights against any Obligor or other party to the Relevant Portfolio Documentation applicable to that Funded Participation (except the Grantor) by reason of that Funded Participation.

(b)

Subject to Clause 6.2, nothing in any Funded Participation shall place the Grantor under an obligation to enquire as to the occurrence or otherwise of an event of default under any Relevant Portfolio Documentation.

(c)	Subject to Clause 6.2, nothing in any Funded Participation shall place the Grantor under an obligation to exercise any rights of set-off it may have against any Obligor.

(d)	The Grantor’s obligations under each Funded Participation shall be subject to its obligations under the Relevant Portfolio Documentation applicable to that Funded Participation.

6.2	Conduct

(a)	The Grantor shall not (or shall not agree to) without the prior written consent of the Participant, and shall at the direction of the Participant and on behalf of the Participant:

(i)	exercise or refrain from exercising any or all of its rights, powers and discretions arising under or in connection with the Relevant Portfolio Documentation applicable to that Funded Participation;

(ii)	agree to any variation or waiver of the terms of the Relevant Portfolio Documentation applicable to that Funded Participation; and

(iii)	perform any other acts under the Relevant Portfolio Documentation applicable to that Funded Participation,

provided that such directions given by the Participant must be in accordance with the relevant Relevant Portfolio Documentation and this Agreement in relation to such matter and such directions are given in good faith and specify timescales that are commercially reasonable and achievable and are operationally feasible for the Grantor to comply with.

(b)

The Grantor shall promptly notify, consult and discuss with the Participant in good faith with respect to any circumstances arising under Clause 6.2(a) above so as to obtain the consent of the Participant in accordance with the above. The Participant shall use its reasonable endeavours to provide instructions or directions in writing to the Grantor in respect of any matter properly notified to the Participant (the “Participant’s Direction”) as soon as reasonably practicable and, in any event, within 10 Business Days of a request for such Participant’s Direction or, to the extent that the Grantor is subject to a contractual obligation or applicable law requiring it to respond to the relevant Borrower or third party within a shorter time frame, within that time frame provided that such required time frame is notified to the Participant at the time that the Grantor makes the request for the relevant Participant’s Direction. To the extent that the Grantor, having properly notified the Participant in compliance with this provision, does not receive a response to a request for a Participant’s Direction in accordance with this clause (b) within the applicable time frame, the Grantor shall be deemed to have consulted with the Participant and the Participant shall be deemed to have refused its consent to the action or inaction (as the case may be).

(c)

Notwithstanding any other agreement between the Grantor and the Participant to the contrary, the Grantor may refrain from (i) exercising any or all of its rights, powers and discretions arising under or in connection with the Relevant Portfolio Documentation applicable to the Funded Participation or (ii) complying with the terms of Clause 6.2 (including, for the avoidance of doubt, taking or omitting to take any action pursuant to a Participant’s Direction), which in either case (i) or (ii) would be reasonably likely in the reasonable opinion of the Grantor to result in (x) the Grantor incurring any losses or liabilities or (y) in an increase to the aggregate Commitments of the Grantor under a Participated Tranche, until either in case (x) or (y) it has received such assurance, security or indemnity as it may reasonably require that it will be reimbursed and/or indemnified by the Participant for any such loss, liability or increase of Commitment.

(d)

Notwithstanding any other agreement between the Grantor and the Participant to the contrary, the Grantor is not obliged to do or omit to do anything (whether or not pursuant to a direction of the Participant) which it determines in good faith would:

(i)

violate or breach any applicable law, the relevant Relevant Portfolio Documentation, any requirement, voluntary code or direction (whether or not having the force of statutory law) emanating from or endorsed by any central bank or regulatory authority to which the Grantor is subject to;

(ii)

result in non-compliance with any Grantor’s internal policy requirements which are established generally by the Grantor for the purpose of implementing (and are required to implement) applicable law and not solely directed towards the arrangements contemplated by this Master Funded Participation Agreement;

(iii)	prejudice the Grantor’s or any of its Affiliates’ continuing relationship with any regulatory authority;

(iv)	constitute a breach of a fiduciary duty or duty of confidentiality; and/or

(v)	damage the Grantor’s or any of its Affiliates’ reputation

(e)

If so directed by the Participant, the Grantor shall pursue or continue any litigation in respect of any matter related to a Funded Participation pending at the Closing Date, either before any ordinary or arbitration court or out-of-court. The Grantor shall exercise the same degree of care when pursuing or continuing any such litigation as it would if it had not entered into this Agreement.

6.3	Grantor’s duty of care

In respect of each Funded Participation the Grantor shall comply in a timely manner with its obligations under the Relevant Portfolio Documentation applicable to that Funded Participation and exercise the same degree of care with regard to the relevant Participation Commitment as it would if it had not entered into that Funded Participation.

6.4	Exclusion of liability

(a)

Without limiting paragraph (b) below                                               and unless directly caused by its fraud or fraudulent concealment, gross negligence or willful misconduct, the Grantor will not be liable for any action taken by it under or in connection with any Relevant Portfolio Documentation or the exercise (or non-exercise) of any of its rights or obligations under and in accordance with Clause 6.1 on or after the Closing Date.

(b)

Without prejudice to Clause 4.4, the Grantor will not be liable (except, in each case, to the extent such loss liability, cost or expense incurred by the Participant has resulted from fraud or fraudulent concealment, gross negligence or willful misconduct by the Grantor) for any delay or failure (or any related consequences) in crediting an account with an amount required under the applicable Funded Participation to be paid by the Grantor if the Grantor has promptly taken all necessary steps to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Grantor for that purpose.

(c)

Save to the extent resulting from its fraud, gross negligence or willful misconduct, the Grantor shall not be responsible for any loss or liability arising out of its failure, or the failure of its relevant branch, owing to the application of applicable law, to remit to the Participant any amount due to it under the Funded Participation.

(d)

Save to the extent caused by its fraud or fraudulent concealment or willful misconduct, the Grantor shall not be responsible for any indirect or consequential damages, loss of profits or loss of revenue.

6.5	Servicing and Administration

Other than set out in this Agreement                                       the Grantor shall have no contractual obligation to the Participant under this Master Funded Sub-Participation Agreement with respect to servicing, management and administration of the Relevant Sub-Participation Portfolio Items subject to a Funded Participation.

7.	Confirmation of Receipts

7.1

Where the obligation of the Grantor to make a payment to the Participant under a Funded Participation arises as a result of it having received an amount from another person, the Grantor is not obliged to make that payment until the Grantor has established that it has actually received that amount in cash and cleared funds.

7.2

In respect of each Funded Participation the Grantor may assume that the sum has been paid to it in accordance with the Relevant Portfolio Documentation applicable to such Funded Participation, and, in reliance on that assumption, make available to the Participant a corresponding amount or the relevant portion of that sum. If the sum has not been made available but the Grantor has paid a corresponding amount or the relevant portion of that sum to the Participant, the Participant shall forthwith on demand by the Grantor refund the corresponding amount or the relevant portion thereof together with interest on that amount from the date of payment to the date of refund, calculated at a rate reasonably determined by the Grantor to reflect its costs of funds.

8.	Refunds

8.1

If, in respect of any Funded Participation, the Grantor applies any amount in or towards satisfaction of an Obligor’s obligation under the Relevant Portfolio Documentation applicable to such Funded Participation and the Grantor is, as a result of the application or any payment to the Grantor giving rise to the application, obliged by any law, rule or regulation to make any payment to any person, then the Participant shall, upon demand by the Grantor, repay to the Grantor a corresponding portion of any amount paid to the Participant as a result of the application.

8.2

If, in respect of any Funded Participation, under any pro rata sharing, loss-sharing or similar clause in the Relevant Portfolio Documentation applicable to such Funded Participation, the Grantor is obliged:

(a)	to pay a sum to other Lenders or the Agent under such Relevant Portfolio Documentation;

(b)	to acquire an interest in any sum owing to any other Lender under such Relevant Portfolio Documentation; or

(c)	otherwise to share any receipts or recoveries by the Grantor under such Relevant Portfolio Documentation,

then the Grantor shall not be deemed for the purposes of such Funded Participation to have received any sum from an Obligor to the extent of that payment, interest acquired or sharing. Any interest acquired shall be deemed to be part of the relevant Loan, if applicable.

9.	Binding Amendments and Debt Restructuring

9.1	Risk

The Participant will bear the risk of any Binding Amendment and Debt Restructuring in relation to each Funded Participation.

9.2	Blocked payments

In respect of each Funded Participation, the Grantor shall not be obliged to make any payment to the Participant under that Funded Participation in respect of:

(a)

any sum which is paid into a blocked account (other than a sum paid into an account blocked in favour of the Grantor which the Grantor is entitled to transfer pursuant to the Relevant Portfolio Documentation) or is paid in non-transferable or non-convertible currency until that impediment is removed; or

(b)	any sum which is required to be used for a specific purpose pursuant to a Binding Amendment and Debt Restructuring.

9.3	Other instruments

The Grantor may, in connection with any Binding Amendment and Debt Restructuring, with the prior written consent of the Participant, apply for or accept any Non-Cash Distributions issued or proposed to be issued by an Obligor or any other person.

9.4	Agreements

(a)

In respect of each Funded Participation, subject as provided in such Funded Participation, the Grantor may, from the Closing Date, with the prior written consent of the Participant, participate in any agreement in connection with a Binding Amendment and Debt Restructuring and which relates to any principal of, Interest on or fees in respect of, any Participated Tranche or Loan applicable to such Funded Participation provided that if the consent of the Participant is required for that Binding Amendment and Debt Restructuring, the Participant has given its prior written consent.

(b)

In respect of each Funded Participation, the Grantor, from the Closing Date, shall give to the Participant the benefit of each agreement referred to above on the same terms (with any necessary amendments to reflect the nature of that agreement) as such Funded Participation to the extent that payments received and applied by the Grantor under that agreement are in the Grantor’s reasonable opinion attributable to the Participant’s Proportion in relation to any Participated Tranche or Loan applicable to such Funded Participation.

9.5	New money

(a)

If, in connection with any Binding Amendment and Debt Restructuring relating to any Funded Participation, the Grantor agrees to increase its exposure, the Grantor shall not be obliged to account to the Participant under that Funded Participation until that increased exposure has been paid and satisfied unless:

(i)	the Participant participates in the increased exposure on the terms of that Funded Participation (with any necessary amendments to reflect the nature of that agreement);

(ii)	the terms on which the Grantor so agrees to increase its exposure provide otherwise; or

(iii)	any sums received by the Grantor following the increased exposure are, in the Grantor’s reasonable opinion, attributable to any Loan or Participated Tranche applicable to such Funded Participation.

(b)

Notwithstanding any other provision contained in this Master Funded Sub-Participation Agreement the Participant shall have no obligation to participate in any increased exposure whether in connection with any Binding Amendment and Debt Restructuring or otherwise.

10.	Set-Off and Counterclaim

10.1	No set-off and counterclaim

Subject to Clause 10.2, all payments by a Party under each Funded Participation shall be made without set-off or counterclaim.

10.2	Permitted set-off

Either Party may (but is not obliged to) set off any amount due and payable by the other Party under                              against any such amounts due and payable by it to the other Party under                             . The Party exercising its rights under this Clause 10.2 may effect such currency exchanges as it reasonably considers necessary to implement the set off using the Spot Rate of Exchange on the date which is two Business Days before the exercise of the set-off.

11.	Participant’s Acknowledgments

The Grantor notifies the Participant and the Participant acknowledges that in respect of each Funded Participation:

(a)	the Participant shall have no recourse to the Grantor if any Obligor fails to comply with its obligations under the Relevant Portfolio Documentation applicable to such Funded Participation;

(b)

the Grantor is under no obligation to support, and shall not be liable to reimburse or otherwise be responsible for, any losses directly or indirectly sustained or incurred by the Participant in connection with such Funded Participation for any reason whatsoever; and

12.	Expenses and Indemnity

12.1	Relevant Costs and Expenses

In respect of each Funded Participation, subject to Clause 12.2, the Participant shall forthwith on demand pay to the Grantor an amount equal to the Participant’s Global Proportion of the Relevant Costs and Expenses.

12.2	Subsequent recoveries

In respect of each Funded Participation, the Grantor shall pay to the Participant the Participant’s Global Proportion of any amounts subsequently recovered by the Grantor in respect of any Relevant Costs and Expenses. The foregoing sentence shall apply mutatis mutandis if and to the extent that (i) the Participant has paid, as a Relevant Cost and Expense, an amount equal to taxes incurred by the Grantor (whereby this applies also in respect of withholding taxes which have already decreased the Cash Distributions) and (ii) such taxes are subsequently recovered by the Grantor.

12.3	Information

In respect of each Funded Participation, at the request of the Participant, the Grantor shall provide to the Participant as soon as practicable reasonably detailed information regarding any Relevant Costs and Expenses incurred by the Grantor.

13.	Receiving Accounts

13.1	Receiving Account of the Grantor

13.2	Receiving Account of the Participant

13.3	Changes to Receiving Accounts

(a)

Each Party may designate specific payment instructions (in particular correspondent bank’s details) and a different account as its Receiving Account for payment under any Funded Participation, by giving the other not less than five Business Days’ notice before the due date for payment.

(b)

If the Party receiving a designation pursuant to Clause 13.3(a) reasonably believes that the transmission of payments to the account(s) detailed therein would be a breach of any applicable law, it shall not be obliged to make any payment to such account(s) and shall notify the other Party thereof and the other Party shall cooperate in good faith to name an alternative account.

14.	Assignment and Transfer

14.1	Assignment and Transfer by the Participant

Subject to this Clause 14, to the terms of the applicable Portfolio Documentation and (save in relation to assignment and transfer to (i) an Affiliate, (ii) a special-purpose vehicle established specifically for the purpose of acquiring and/or servicing credit receivables, (iii) any third party for the purpose of securing debt finance to fund the acquisition of Portfolio Items or (iv) a bank or financial institution designated by the Participant) to the consent of the Grantor, the Participant may

(a)	assign its rights; or

(b)	transfer by assignment and assumption of contract (Vertragsübernahme) all (but not only parts) of its rights and obligations under any Funded Participation to a third party. Any consent of the Grantor required in relation to assignment and transfer to (i) an Affiliate, (ii) a special-purpose vehicle established specifically for the purpose of acquiring and/or servicing credit receivables, (iii) any third party for the purpose of securing debt finance to fund the acquisition of Portfolio Items or (iv) a bank or financial institution designated by the Participant is hereby granted.

14.2	Assignment and Transfer by the Grantor

Subject to this Clause 14, the consent of the Participant and the terms of the applicable Portfolio Documentation, the Grantor may

(a)	assign its rights; or

(b)	transfer by assignment and assumption of contract (Vertragsübernahme) all (but not only parts) of its rights and obligations under any Funded Participation to a third party.

14.3	Conditions of prior assignment or transfer

The consent of the Grantor or Participant (as applicable) to a proposed assignment or transfer by the Grantor or Participant (as applicable) must not be unreasonably withheld or delayed. The Participant acknowledges that, in determining whether to grant or refuse consent to a proposed transfer of rights and obligations, a relevant factor may be the creditworthiness of the proposed Transferee.

14.4	Procedure for transfer by Participant

(a)

A transfer by the Participant of its rights and obligations under any Funded Participation to a third party (a “Transferee”) is effected in accordance with paragraph (c) below when the Grantor signs an otherwise duly completed Transfer Certificate in respect of such Funded Participation delivered to it by the Participant and the Transferee.

(b)

Subject to the Clause 14.3, the Grantor shall, as soon as reasonably practicable (and in any case no more than 10 Business Days) after receipt by it of a duly completed Transfer Certificate, sign that Transfer Certificate.

(c)	With effect from the Transfer Date:

(i)

the Grantor and the Participant shall be released from further obligations towards one another under the relevant Funded Participation and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

the Grantor and the Transferee shall assume obligations towards one another and acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Grantor and the Transferee have assumed and/or acquired the same in place of the Grantor and the Participant;

(iii)	the Transferee shall become a party to the relevant Funded Participation as the “Participant”.

14.5	Sub-participation

For the avoidance of doubt, a sub-participation by either Party to a third party shall not be deemed to be an assignment or transfer within the meaning of this Clause 14 and nothing in this Master Funded Sub-Participation Agreement shall restrict the right of either Party to sub-participate all or any rights under this Master Funded Sub-Participation Agreement to a third party.

15.	Termination

15.1	Elevation and loss of title

The Funded Participation in relation to each Relevant Sub-Participation Portfolio Item terminates upon the Completion Date in respect of such Relevant Sub-Participation Portfolio Item, to the extent the legal transfer of the relevant Relevant Portfolio Item has been accomplished provided however, that the rights and liabilities of the Grantor and the Participant with respect to any facts, events and circumstances which have arisen or accrued, or are otherwise attributable to the period prior to the effective date of that Elevation, shall not be terminated and shall remain in full force and effect.

15.2	Termination by notice and sale

If the Participant breaches any of its material obligations under any Funded Participation and that breach is not remedied within 10 Business Days of the Grantor notifying the Participant of that breach or if any of the Participant’s representations was untrue in any material respect at the time such representation was made under the Funded Participation, the Grantor shall have the right to cancel all or part of such Funded Participation by notice to the Participant and by selling on arm’s length terms all or part of any Participation Commitment applicable to such Funded Participation (each such sale being a “Loan Sale” and the amount of a Participation Commitment sold in such Loan Sale being a “Sold Portion”).

A breach of a material obligation under any Funded Participation by the Participant within the meaning of this Clause 15.2 is deemed given if the Participant:

(a)

fails to pay an amount in respect of that Funded Participation when due and payable (provided in each case that such failure does not result from a breach by the Grantor of any of its obligations in respect of that Funded Participation); or

(b)	assigns its rights or transfers its rights and obligations under any Funded Participation to a third party other than in accordance with the provisions of Clause 14 (Assignment and Transfer).

15.3	Effect of Termination and Loan Sale

Following a Loan Sale the relevant Participation Commitment shall be reduced, for all purposes under the relevant Funded Participation, by an amount equal to the Sold Portion and all rights and obligations of each Party (other than accrued claims and liabilities including, without limitation, any rights of the Participant in respect of Clause 15.4 and in respect of accrued interest, commission and fees) shall be cancelled and shall have no further force or effect to the extent that they relate to the Sold Portion.

15.4	Proceeds of Loan Sale

The Grantor shall account to the Participant for an amount equal to the proceeds of each Loan Sale less the aggregate of all amounts due and payable by the Participant to the Grantor under the relevant Funded Participation and reasonable costs and expenses incurred by the Grantor in effecting such Loan Sale.

15.5	Without prejudice

The rights and remedies provided in each Funded Participation are cumulative and not exclusive of any rights and remedies provided by law.

16.	Confidentiality

16.1

The Participant undertakes to keep confidential all information it receives from the Grantor under each Funded Participation to the extent required by the Relevant Portfolio Documentation applicable to that Funded Participation.

16.2	The Participant agrees that the Grantor may, in relation to any Funded Participation, disclose:

(a)	to the relevant Obligor, syndicate or pool members, facility, security and/or payment agent that it has entered into such Funded Participation and has granted voting rights to the Participant; and

(b)

to any party of the applicable Relevant Portfolio Documentation and/or any third party the Grantor may deem appropriate any document, matter or thing following an enforcement action in respect of all or any part of the Relevant Portfolio Items.

17.	Limitation period

Claims under this Master Funded Sub-Participation Agreement become time-barred in accordance with German statutory law. However, claims relating to taxes shall not become time-barred earlier than six (6) months after the relevant tax has become final and binding and non-appealable.

18.	Notices

18.1	Communications in writing

Any communications to be made under or in connection with each Funded Participation shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

18.2	Addresses

The address and fax number (and the department or officer, if any for whose attention the communication is to be made) of each Party for any communication or document to be made under or in connection with any Funded Participation is:

To the Grantor:

HSH Nordbank AG

Attn.

Gerhart-Hauptmann-Platz 50

20095 Hamburg

Fax:

E-Mail:

With a copy to:

To the Participant:

Promontoria North Shipping DAC

28 Fitzwilliam Place, Dublin 2, Ireland

Telephone: +

Fax: +

Attn:

Email:

With a copy to:

Promontoria Holding 259 B.V., a private limited liability company (besloten vennotschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the commercial register under the registration number 70676577

Promontoria Holding 259 B.V.

Oude Utrechtseweg 32

3743 KN Baarn

The Netherlands

Fax no.: +

Telephone no.: +

Email address:

Attention:

18.3	Changes of address

Any changes of the Parties’ addresses and appointments set out respectively in Clause 18.2 shall be communicated in writing to the other Party without undue delay. Notices to the last communicated address of the respective Party are to be deemed as received by that Party.

18.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with a Funded Participation will only be effective:

(i)	if by way of e-mail or fax, when received in legible form; or

(ii)

if by way of letter, when it has been left in legible form at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

(b)	Any communication or document which becomes effective, in accordance with paragraph (a) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

18.5	Language

Any notice given under or in connection with a Funded Participation must be in English or German.

19.	Authorized Representative of the Participant

19.1

During the term of this Agreement, the Participant will name an authorized recipient (Zustellungsbevollmächtigten) (the “Authorized Recipient”) entitled to receive any information, communication and/or correspondence and/or other request on behalf of the Participant from the Grantor under or in connection with this Agreement.

19.2

As of the Closing Date the Authorized Recipient is, Promontoria Holding 259 B.V., a private limited liability company (besloten vennotschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the commercial register under the registration number 70676577

Promontoria Holding 259 B.V.

Oude Utrechtseweg 32

3743 KN Baarn

The Netherlands

Fax no.: Telephone no.: Email address: Attention:

19.3

Any communications and/or correspondence to be made under or in connection with each Funded Participation made by the Grantor to the Authorized Recipient is deemed to be made to the Participant in accordance with Clause 18.2.

19.4

The Grantor may rely on the power of representation of the Authorized Recipient as set out in Clause 19.1 and 19.3 until the Participant notifies the Grantor in writing with a notice period of ten (10) Business Days that the power of representation granted to the Authorized Recipient has been revoked and simultaneously provides the details of the new Authorized Recipient appointed by the Participant.

19.5	The Authorized Recipient shall not be a beneficiary under this Agreement. However, the Participant may nominate itself, represented by one of its managing directors, as Authorized Recipient.

20.	Governing Law and Jurisdiction

20.1	Governing Law

Each Party hereby confirms its understanding that this Master Funded Sub-Participation Agreement is governed by, and construed in accordance with, the substantive laws of Germany (deutsches Sachrecht) under exclusion of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

20.2	Jurisdiction

(a)

Any disputes arising from or in connection with this Master Funded Sub-Participation Agreement or its validity, shall be referred to arbitration for a final decision, with any resort to a court of law being excluded. Arbitration decisions shall be made by three (3) arbitrators in accordance with the arbitration rules of the German Institution of Arbitration e.V. (Institut für Schiedsgerichtsbarkeit - DIS) being in force from time to time. Any such arbitration proceedings shall be held in English. The official language of any such arbitration proceedings shall be English. Documents and any other evidence in written form may be delivered in English and German or certified translations into English or German.

(b)

In the event that mandatory applicable law requires any matter arising out of or in connection with this Master Funded Sub-Participation Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Hamburg, Germany shall have the exclusive jurisdiction.

21.	Severability

Should any provision of this Master Funded Sub-Participation Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Section 139 BGB is excluded. Any such invalid, ineffective or unenforceable provision shall be deemed replaced with effect ex tunc by such valid, effective and enforceable provision that comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Master Funded Sub-Participation Agreement.

Annex 1: Form of Transfer Certificate

To:	[ ] the Grantor

From:	[The Participant] (the “Participant”) and [The Transferee] (the “Transferee”)

Dated:

Funded Participation

Borrower name:

Provider of the collateral:

[Reference to Appendix of LSPA identifying the Sub-participation]

entered into pursuant to the master funded sub-participation agreement (the “Master

Funded Sub-Participation Agreement”) between the Grantor and the Participant dated

[•]

(the “Funded Participation”)

l.

We refer to the Funded Participation. This is a Transfer Certificate. Terms defined in the Funded Participation have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 14.4 of the Master Funded Sub-Participation Agreement:

(a)

The Participant and the Transferee agree to the Participant transferring to the Transferee by novation all of the Participant’s rights and obligations under the Funded Participation in accordance with Clause 14.4 of the Master Funded Sub-Participation Agreement.

(b)	The proposed Transfer Date is [•].

3.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

4.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.

Rights and obligations to be transferred

[insert relevant details]

[Address, fax number, e-mail address if applicable and attention details for notices and receiving account details for payments,]

[Participant]                                          [Transferee]

By:                                                        By:

This Transfer Certificate is accepted by the Grantor and the Transfer Date is confirmed as [                    ].

[Grantor]

By: